Citigroup Capital XX	Filed pursuant to rule 433
1,500,000 Capital Securities	File Nos. 333-135163, 333-135163-08
7.875% Enhanced Trust Preferred Securities (Enhanced TruPS®)
$25 Liquidation Amount
Guaranteed by Citigroup Inc. to the extent set forth in the Prospectus

Terms and Conditions:

Issuer:	Citigroup Capital XX, a Delaware statutory trust, the sole assets of which will be junior subordinated debt securities issued by Citigroup Inc.

Guarantee:	$25 liquidation amount per enhanced trust preferred security, guaranteed by Citigroup Inc. to the extent set forth in the Prospectus.

Ratings:	Aa3 (negative outlook)/A+ (negative watch)/AA- (negative outlook) (Moody’s / S&P / Fitch)

Trade Date (over-allotment):	November 28, 2007

Settlement Date (over-allotment):	December 5, 2007 (T+5 days)

Maturity:	December 15, 2067

Amount (over-allotment):	1,500,000 enhanced trust preferred securities (the “capital securities”)

Coupon:	7.875% per annum

Public Offering Price:	$25 per capital security plus accrued interest from November 27, 2007.

Net Proceeds to Citigroup (over-allotment):	Approximately $36,384,375 (before expenses).

Interest Payment Dates:	Quarterly on the 15th of each March, June, September and December. Following business day convention.

First Coupon:	March 15, 2008 (long first coupon).

Day Count:	30/360.

Deferral of Interest:	Payment of interest on the capital securities will be deferred to the extent Citigroup Inc. elects to defer interest on the junior subordinated debt securities held by the issuer. Citigroup may so defer interest for up to 40 consecutive quarterly interest payment dates but not beyond the Maturity date. However, after so deferring interest for 20 consecutive quarterly interest payment dates or sooner upon Citigroup paying current interest, with certain exceptions, Citigroup is obligated to sell equity securities and use the proceeds thereof to pay deferred interest unless the Federal Reserve, after receiving notice of these actions, has disapproved of either of these actions.

Redemption at Issuer Option:	Subject to the Capital Replacement Covenant, Citigroup may redeem the underlying junior subordinated debt securities, and thus redeem the capital securities, at any time on or after December 15, 2012 or at any time upon the occurrence of a tax event, an investment company event or a regulatory capital event. Redemption in whole or in part. The redemption price will be equal to 100% of the principal amount to be redeemed plus any accrued and unpaid interest, including any additional interest, to the redemption date.

Capital Replacement Covenant:	Citigroup Inc. has agreed not to redeem the junior subordinated debt securities during the term of the Capital Replacement Covenant except with proceeds of the sale of Citigroup equity securities. The Capital Replacement Covenant will terminate no later than December 15, 2047.

Defeasance:	Applicable to the junior subordinated debt securities, subject to the Capital Replacement Covenant. Provisions of Article 4 of the Indenture apply.

Sinking Fund:	Not applicable.

Listing:	Application will be made to list the capital securities on the New York Stock Exchange.

Citigroup Capital XX	Filed pursuant to rule 433
1,500,000 Capital Securities	File Nos. 333-135163, 333-135163-08
7.875% Enhanced Trust Preferred Securities (Enhanced TruPS®)
$25 Liquidation Amount
Guaranteed by Citigroup Inc. to the extent set forth in the Prospectus

Sole Structuring Coordinator and Sole Bookrunner:	Citigroup Global Markets Inc.

Senior Co-Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated
Morgan Stanley & Co. Incorporated
UBS Securities LLC
Wachovia Capital Markets, LLC

Co-Managers:	Banc of America Securities LLC
RBC Dain Rauscher Inc.

Junior Co-Managers:	Bear, Stearns & Co. Inc.
Lehman Brothers Inc.
Wells Fargo Securities, LLC

Capital Securities CUSIP/ISIN:	173085200 / US1730852001

Citigroup Capital XX and Citigroup Inc. have filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and the other documents Citigroup Capital XX and Citigroup have filed with the SEC for more complete information about Citigroup Capital XX, Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. The file number for the registration statement is No. 333-135163. Alternatively, you can request the prospectus by calling toll-free in the United States 1-877-858-5407.